Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT



The Registrant owns all of the issued and outstanding shares of capital stock of each of the following corporations:

     Chromcraft Corporation, a Delaware corporation

     Peters-Revington Corporation, a Delaware corporation

     Silver Furniture Co., Inc., a Tennessee corporation

     Silver Furniture Manufacturing Co., Inc., a Tennessee corporation (a)

     Cochrane Furniture Company, Inc., a North Carolina corporation

     CRI Capital Corporation, a Delaware corporation

     CRI Corporation-Sumter, a Delaware corporation

     Korn Industries, Incorporated, a South Carolina corporation (b)

CRI Realty Company, LLC, an Indiana limited liability company



(a) A 100% owned subsidiary of Silver Furniture Co., Inc.

(b) A 100% owned subsidiary of CRI Corporation-Sumter